JIMMY C.H. CHEUNG & CO. Certified Public Accountants (Amember of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTOR OF
EVER-GLORY INTENATIONAL GROUP, INC.

We hereby consent to the re-issue of our opinion on the audited financial statements of Ever-Glory International Group, Inc. and subsidiaries for the year ended December 31, 2006 for use in a Form 10-K that it expects to file with the SEC on or about March 11, 2008.

/s/ JIMMY C.H. CHEUNG & CO.
JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: March 11, 2008

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong
Telephone:	(852) 25295500 Fax: (852) 28651067
Email:	jimmycheung@jimmycheungco.com
Website:	http//www.jimmycheungco.com